COGNITRONICS REPORTS SECOND QUARTER RESULTS


DANBURY, Conn., August 15, 2005 -- Cognitronics Corporation
(AMEX:CGN) today reported a net loss for the second quarter ended June 30, 2005 of $1.7 million, or $.30 per share on a diluted basis, compared to net income of $.4 million, or $.06 per share on a diluted basis, in the prior year's second quarter.

Revenues for the second quarter were $1.6 million in 2005 versus
$4.2 million in 2004.

The company said that the $2.6 million decrease in second quarter 2004 revenues from the comparable 2004 quarter was attributable to sales decreases of $1.7 million by its domestic operations and $1.1 million by its European distributorship operations, partially offset by a $.3 million increase in service revenues. Second quarter sales by domestic operations included sales to a large telecommunications service provider of $.3 million in 2005 versus $1.7 million in 2004.

"During the second quarter, Cognitronics delivered its CX Media Server products to multiple market segments, including the legacy TDM and AIN circuit switched networks and the next generation VoIP and ATM packet networks," said Brian J. Kelley, president and chief executive officer of Cognitronics.

"During the remainder of 2005, the Company expects additional, substantive orders for CX Media Servers from customers, the timing of which are dependent on the customers' decisions as to when to introduce new services to its subscribers."

For the six months ended June 30, 2005, the Company reported a net loss of $2.5 million, or $.43 per diluted share, versus a net loss of $1 million, or $.18 per diluted share, for the same period in 2004. Revenues for the six-month period were $4.4 million in 2005, compared to $6.5 million in 2004.

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.


                       COGNITRONICS CORPORATION
                          SUMMARY OF RESULTS

                                                Three Months
                                               Ended June 30,
                                            2005           2004
                                            ----           ----
Net revenues                          $1,635,000     $4,243,000

Net income (loss)                    ($1,695,000)      $376,000

Net income (loss) per share:

   Basic                                   ($.30)          $.07

   Diluted                                 ($.30)          $.06

Weighted average number of shares outstanding:

   Basic                               5,653,173      5,548,811

   Diluted                             5,653,173      6,278,428


                                                Six Months
                                              Ended June 30,
                                            2005           2004

Net revenues                          $4,364,000     $6,504,000

Net loss                             ($2,450,000)     ($975,000)

Net loss per share:

   Basic                                   ($.43)         ($.18)

   Diluted                                 ($.43)         ($.18)

Weighted average number of shares outstanding:

   Basic                               5,643,571      5,541,034

   Diluted                             5,643,571      5,541,034





                    SUMMARY OF FINANCIAL POSITION


                                         June 30,    December 31,
                                           2005         2004


Cash, cash equivalents and
 marketable securities                 $9,979,000    $8,683,000

Working capital                       $10,485,000   $12,697,000

Total assets                          $16,547,000   $18,956,000

Total stockholders' equitty           $12,763,000   $15,015,000